  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 4, 1997
                                                REGISTRATION NO. 333-
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                          SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.  20549
                                     ___________

                                       FORM S-3
                                REGISTRATION STATEMENT
                                        UNDER
                              THE SECURITIES ACT OF 1933
                                     ___________

                             INVISION TECHNOLOGIES, INC.
                (Exact name of registrant as specified in its charter)

             DELAWARE                                       94-3123544
(State or other jurisdiction of                         (I.R.S. Employer
incorporation or organization)                        Identification Number)

                                    ___________

                                  7151 GATEWAY BLVD.
                              NEWARK, CALIFORNIA  94560
                                    (510) 739-2400

     (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                     ___________

                                  CURTIS P. DISIBIO
                               CHIEF FINANCIAL OFFICER
                             INVISION TECHNOLOGIES, INC.
                                  7151 Gateway Blvd.
                              Newark, California  94560
                                    (510) 739-2400

    (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                     ___________
                                      COPIES TO:

      ROBERT L. JONES, ESQ.                      DEBORAH LAWSON CLEVELAND, ESQ.
       COOLEY GODWARD LLP                             CORPORATE COUNSEL
      FIVE PALO ALTO SQUARE                      INVISION TECHNOLOGIES, INC.
      3000 EL CAMINO REAL                            7151 GATEWAY BLVD.
 PALO ALTO, CALIFORNIA 94306-2155                 NEWARK, CALIFORNIA  94560
         (650) 843-5000                                 (510) 739-2400
       FAX (650) 857-0663                            FAX (510) 608-0770

                                     ___________

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.
                                     ___________

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                                     ___________


                           CALCULATION OF REGISTRATION FEE

                                                  Proposed Maximum      Proposed Maximum          Amount of
Title of Shares               Amount to be       Offering Price Per     Aggregate Offering       Registration
to be Registered               Registered           Share (1)              Price (1)                Fee(1)
Common Stock, par
value $.001 per
share. . . . . . . . . . . . 28,538 shares           $ 217,603              $ 7.63                   $ 100

(1) Estimated in accordance with Rule 457(c) for the purpose of computing the amount of the registration fee based on the average of the high and low sales prices of the Registrant's Common Stock as reported on the Nasdaq Nation Market on December 2, 1997. As such fee would be less than $100, the $100 minimum fee is paid.
                                     ___________

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

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

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                    SUBJECT TO COMPLETION, DATED DECEMBER 4, 1997

PROSPECTUS

                                    28,538 SHARES

                             INVISION TECHNOLOGIES, INC.


                                     COMMON STOCK

                                 ___________________

    All of the shares of Common Stock offered hereby (the "Offering") were issued by InVision Technologies, Inc. (the "Company" or "InVision") in a private placement in 1996 to Fredrick R. Roder (the "Selling Stockholder") and are being offered hereby by the Selling Stockholder. The Company's Common Stock is traded on the Nasdaq National Market under the symbol "INVN." The last reported sales price of the Company's Common Stock on the Nasdaq National Market on December 3, 1997 was $6.94 per share.

    The Selling Stockholder, directly or through agents, broker-dealers or underwriters, may sell the Common Stock offered hereby from time to time on terms to be determined at the time of sale, in transactions on the Nasdaq National Market or in privately negotiated transactions. The Selling Stockholder and any agents, broker-dealers or underwriters that participate in the distribution of the Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Act"), and any commission received by them and any profit on the resale of the Common Stock purchased by them may be deemed to be underwriting discounts or commissions under the Act. See "Selling Stockholder" and "Plan of Distribution."

                                   ________________

                    THIS OFFERING INVOLVES A HIGH DEGREE OF RISK.
                   SEE "RISK FACTORS" COMMENCING ON PAGE 3 HEREOF.

                                   ________________


     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
      ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A
                              CRIMINAL OFFENSE.

                                   ________________


     No underwriting commissions or discounts will be paid by the Company in connection with this offering. Estimated expenses payable by the Company in connection with this offering are $10,000. The Company will not receive any proceeds from the sale of shares being offered hereby.

                                   ________________


                  The date of this Prospectus is December   , 1997.

                                AVAILABLE INFORMATION

    The Company is subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may be obtained by mail from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The SEC also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC at the address http://www.sec.gov. The Company's Common Stock is listed on the Nasdaq National Market, and such reports, proxy statements and other information can also be inspected and copied at the offices of The Nasdaq Stock Market, 1735 K Street, N.W., Washington DC 20006.

    The Company has filed with the SEC a registration statement on Form S-3 (herein referred to, together with all amendments and exhibits, as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information, reference is hereby made to the Registration Statement. Copies of the Registration Statement and the exhibits and schedules are available as described above.

                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents, filed or to be filed with the Commission under the Exchange Act are hereby incorporated by reference into this Prospectus:

    (a) The Company's Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 1996;

    (b) The Company's Quarterly Reports on Form 10-Q, as amended, for the quarterly periods ended March 31, June 30, and September 30, 1997;

    (c)  The Company's Current Report on Form 8-K filed September 10, 1997;

    (d)  The Company's Current Report on Form 8-K filed October 7, 1997; and

    (e) The description of the Common Stock contained in the Company's Registration Statement on Form 8-A, filed April 18, 1996.

    All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently-filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


    The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents that have been incorporated by reference herein (not including exhibits to such documents unless such exhibits are specifically incorporated by reference herein or into such documents). Such request may be directed to InVision Technologies, Inc.,
Attention: Chief Financial Officer, 7151 Gateway Blvd., Newark, California 94560, telephone (510) 739-2400.

    InVision intends to furnish its stockholders with annual reports containing audited consolidated financial statements examined by its independent public accountants and quarterly reports containing unaudited consolidated financial information for the first three quarters of each fiscal year.

                              FORWARD LOOKING STATEMENTS

    THIS PROSPECTUS MAY CONTAIN FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. WHEN USED IN THIS PROSPECTUS, THE WORDS "ANTICIPATE," "BELIEVE," "ESTIMATE," AND "EXPECT" AND SIMILAR EXPRESSIONS AS THEY RELATE TO THE COMPANY OR ITS MANAGEMENT ARE INTENDED TO IDENTIFY SUCH FORWARD-LOOKING STATEMENTS. THE COMPANY'S ACTUAL RESULTS, PERFORMANCE, OR ACHIEVEMENTS COULD DIFFER MATERIALLY FROM THE RESULTS EXPRESSED IN, OR IMPLIED BY, THESE FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE RISKS RELATED TO MARKET ACCEPTANCE OF THE COMPANY'S SINGLE PRODUCT, FLUCTUATIONS IN THE COMPANY'S QUARTERLY AND ANNUAL OPERATING RESULTS, THE LOSS OF ORDERS OF THE COMPANY'S PRODUCT, INCLUDING THE LOSS OF THE COMPANY'S MOST RECENT ORDER FROM THE FAA, LOSS OF ANY OF THE COMPANY'S SOLE SOURCE SUPPLIERS, INTENSE COMPETITION, RELIANCE ON LARGE ORDERS, CONCENTRATION OF THE COMPANY'S CUSTOMERS, RISKS RELATED TO THE LENGTHY SALES CYCLES FOR THE CTX 5000, BUDGETING LIMITATIONS OF THE COMPANY'S CUSTOMERS AND PROSPECTIVE CUSTOMERS, AND THE RISKS RELATED TO THE COMPANY'S LIMITED MANUFACTURING EXPERIENCE, AS WELL AS THOSE DISCUSSED IN "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.


                                     THE COMPANY

    InVision Technologies, Inc. ("InVision" or "The Company") was incorporated in Delaware in September 1990. Unless the context otherwise requires, "InVision" and the "Company" refer to InVision Technologies, Inc., a Delaware corporation, including its wholly-owned subsidiaries, Imatron Federated Systems, Inc., and Quantum Magnetics, Inc. ("Quantum"). The Company's executive offices are located at 7151 Gateway Blvd., Newark, California 94560, and its telephone number is (510) 739-2400.


                                     RISK FACTORS

    AN INVESTMENT IN THE SHARES BEING OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, IN ADDITION TO OTHER INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, IN EVALUATING AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY.

HISTORY OF LOSSES; NO ASSURANCE OF PROFITABILITY

    The Company commenced operations in September 1990, remained in the development stage through 1994 and received its first revenues from product sales in the first quarter of 1995. The Company has experienced net losses for each quarter and year from inception through December 31, 1996 and, as of September 30, 1997, had an accumulated deficit of approximately $20.7 million. Although the Company has recently been profitable on a quarterly basis, there can be no assurance that the Company will maintain profitability on a quarterly basis or achieve and maintain profitability on an annual basis. The Company expects to expand its manufacturing, research and development, sales and marketing, and administrative capabilities. The anticipated increase in the Company's operating expenses caused by this expansion could have a material adverse effect on the Company's business, financial condition or results of operations if revenues do not increase at an equal or greater rate.

SINGLE PRODUCT; UNCERTAINTY OF MARKET ACCEPTANCE

    The CTX 5000 currently is the only product offered by the Company (other than the products of Quantum, which are primarily in the prototype stage and have not been offered on a broad scale basis) and the Company derives substantially all of its revenues from the sale of CTX 5000 units. The Company's orders to date have been received from a limited number of customers and the substantial majority of these have been from a single customer, the FAA. The commercial success of the CTX 5000 will depend upon its acceptance by domestic and international airports, government agencies and airlines as a useful and cost-effective alternative to less expensive, higher throughput (i.e. bags per hour) competing products employing different technologies. The large capital commitment (approximately $1.0 million) required to purchase the CTX 5000 may limit the marketability of the CTX 5000. In addition, the Company's failure to compete successfully with respect to throughput, the ability to scan all sizes of baggage, the ease of integration of the CTX 5000 into existing baggage handling systems and other factors could delay, limit or prevent market acceptance of the CTX 5000. Moreover, the market for explosive detection systems ("EDS") technology is largely undeveloped, and the Company believes that the overall demand for EDS technology will depend significantly upon public perception of the risk of terrorist attacks. There can be no assurance that the public will perceive the threat of terrorist bombings to be substantial or that the airline industry and governmental agencies will actively pursue EDS technology. As a result, there can be no assurance the Company will be able to achieve market penetration, revenue growth or profitability.

FLUCTUATIONS IN OPERATING RESULTS

    The Company's past operating results have been, and its future operating results will be, subject to fluctuations resulting from a number of factors, including: the timing and size of orders from, and shipments to, major customers; budgeting and purchasing cycles of its customers; delays in product shipments caused by custom requirements of customers or ability of the customer to accept shipment; the timing of enhancements to the CTX 5000 by the Company or introduction of new products by its competitors; changes in pricing policies by the Company, its competitors or suppliers, including possible decreases in average selling prices of the CTX 5000 in response to competitive pressures; the proportion of revenues derived from competitive bid processes; the mix between sales to domestic and international customers; market acceptance of enhanced versions of the CTX 5000; the availability and cost of key components; the availability of manufacturing capacity; and fluctuations in general economic conditions. The Company also may choose to reduce prices or to increase spending in response to competition or to pursue new market opportunities, all of which may have a material adverse effect on the Company's business, financial condition or results of operations. The Company's systems revenues in any period are derived from sales of multiple CTX 5000 systems to a limited number of customers and are recognized upon shipment which, in view of the high sales price of one CTX 5000, causes minor variations in the number of orders, or the timing of shipments, to substantially affect the Company's quarterly revenues. Because a significant portion of the Company's quarterly operating expenses are, and will continue to be, relatively fixed in nature, such revenue fluctuations will cause the Company's quarterly and annual operating results to vary substantially. Accordingly, the Company believes that period-to-period comparisons of its results of operations are not meaningful and cannot be relied upon as indicators of future performance. In addition, to the extent the Company acquires additional technology by merger or otherwise, certain costs generally associated with such transactions will be expensed in the quarter the acquisition is consummated. Any such costs will have an adverse effect on the Company's operating results in the period in which they are incurred. In the quarter ending September 30, 1997, the Company incurred approximately $700,000 in such costs associated with the acquisition of Quantum. Because of all of the foregoing factors, the Company's operating results may be below the expectations of public market analysts and investors in some future quarters, which would likely result in a decline in the trading price of the Common Stock.

DEPENDENCE ON SUPPLIERS

    Certain key components used in the Company's products have been designed by the Company to its specifications and are currently available only from one or a limited number of suppliers. The Company currently does not have long-term agreements with these suppliers. Moreover, in view of the high cost of many of these components, the Company does not maintain significant inventories of some necessary components. If the Company's suppliers were to experience financial, operational, production or quality assurance difficulties, the supply of components to the Company would be reduced or interrupted. In the event that a supplier were to cease operations, discontinue a product or withhold supply for any reason, the Company may be unable to acquire such product from alternative sources within a reasonable period of time. The Company also uses a variety of independent third party manufacturers and subassemblers. The inability of the Company to develop alternative sources for single or sole source components, to find alternative third party manufacturers or subassemblers, or to obtain sufficient quantities of these components could result in delays or interruptions in product shipments, which could have a material adverse effect on the Company's business, financial condition or results of operations.

COMPETITION

    The market for explosive detection systems is intensely competitive and is characterized by continuously developing technology and frequent introductions of new products and features. The Company expects competition to increase as other companies introduce additional and more competitive products in the EDS market and as the Company develops additional capabilities and enhancements for the CTX 5000 and new applications for its certified technology. Historically, the principal competitors in the market for explosive detection systems have been the Company, Vivid Technologies, Inc., EG&G Astrophysics, Heimann Systems GmbH, Thermedics Detection Inc., and Barringer Technologies Inc. Each of these competitors provides EDS solutions and products for use in the inspection of checked luggage, although to date only the Company's CTX 5000, operating as two units in parallel to meet the throughput requirement, has been certified by the FAA. The Company is aware of certain major corporations competing in other markets that intend to enter the EDS market. In particular, in January 1996 Lockheed Martin Corporation received a two-year grant in the amount of approximately $8.5 million from the FAA for the design and development of a CT-based EDS which it transferred to a newly-formed affiliate, L-3 Communications Corporation ("L-3"), in May 1997. Announcements of currently planned or other new products may cause customers to delay their purchasing decisions for EDS products, which could have a material adverse effect on the Company's business, financial condition or results of operations. Each of the Company's competitors may have substantially greater financial resources than the Company. There can be no assurance that the Company will be able to compete successfully with its competitors or with new entrants to the EDS market.

    The Company believes that its ability to compete in the EDS market is based upon such factors as: product performance, functionality, quality and features; quality of customer support services, documentation and training; and the capability of the technology to appeal to broader applications beyond the inspection of checked baggage. Although the Company believes that the CTX 5000 is superior to its competitors' products in its explosive detection capability and accuracy, the CTX 5000 must also compete on the basis of price, throughput, the ability to handle all sizes of baggage, and the ease of integration into existing baggage handling systems. Certain of the Company's competitors may have an advantage over the Company's existing technology with respect to these factors. As of the date of this Prospectus, the CTX 5000 has an average selling price of approximately $1.0 million, compared to substantially lower prices for systems offered by the Company's competitors; has a throughput rate of approximately 300 bags per hour ("bph"), compared to rates claimed to exceed 1,000 bph by certain of the Company's competitors; has a gantry size which limits the ability of the unit to accept all sizes of baggage; and requires that the baggage remain still while being scanned, making it difficult to integrate into the continuously moving baggage handling systems found in most airports. There can be no assurance that the Company will be successful in convincing potential customers that the CTX 5000 is superior to other systems given all of the necessary performance criteria, that new systems with comparable or greater performance, lower price and faster or equivalent throughput will not be introduced, or that, if such products are introduced, customers will not delay or cancel existing or future orders for the Company's system. Further, despite the addition of the quadrupole resonance ("QR") technology through the acquisition of Quantum in September 1997 (see "-Risks Related to the Acquisition of Quantum"), there can be no assurance that the Company will be able to enhance the CTX 5000 to better compete on the basis of cost, throughput, accommodation of baggage size and ease of integration, that the Company will be able to develop additional EDS products based wholly or in part on the Quantum QR technology, or that the Company will otherwise be able to compete successfully with existing or new competitors. The failure of the Company to develop such enhancements or otherwise successfully compete in the EDS market for any of the above reasons would have a material adverse effect on the Company's business, financial condition or results of operations.

DEPENDENCE ON LARGE ORDERS; CUSTOMER CONCENTRATIONS; LENGTHY SALES CYCLE

    In any given fiscal year, the Company's revenues have principally consisted, and the Company believes will continue to consist, of orders of multiple units from a limited number of customers. While the number of individual customers may vary from period to period, the Company is nevertheless dependent upon these multiple orders for a substantial portion of its revenues. There can be no assurance that the Company will obtain such multiple orders on a consistent basis. During the first nine months of 1997, approximately $32.8 million, or 85.8%, of the Company's revenues were generated from sales to the Company's five largest customers. During the fiscal year ended December 31, 1996, revenues from the Company's six largest customers were approximately
$14.0 million, or 88.4%, of the Company's revenues. During the fiscal year ended December 31, 1995, revenues from the Company's three largest customers were approximately $6.8 million, or 74.0%, of the Company's revenues. To date, all orders for the CTX 5000 from United States customers have been entirely funded by the FAA, and the Company's largest sales contract to date, for 54 CTX 5000 systems, is with the FAA. There can be no assurance that such funding or sales will continue in the future. The Company's inability to obtain sufficient multiple orders or the failure of the FAA to continue such purchases or funding would have a material adverse effect on the Company's business, financial condition or results of operations. Moreover, the timing and shipment of such orders could cause the operating results in any quarter to differ from the projections of securities analysts, which could adversely affect the trading price of the Common Stock. Losses arising from customer disputes regarding shipping schedules, product condition or performance, or the Company's inability to collect accounts receivable from any major customer could also have a material adverse effect on the Company's business, financial condition or results of operations.

    The Company's revenues depend in significant part upon the decision of a government agency to upgrade and expand existing facilities, alter workflows and hire additional technical expertise in addition to procuring the CTX 5000, all of which involve a significant capital commitment as well as significant future support costs. The sales cycle of the CTX 5000 is often lengthy due to the protracted approval process that typically accompanies large capital expenditures and the time required to manufacture the CTX 5000 and install and assimilate the CTX 5000. Typically, six to twelve months may elapse between a new customer's initial evaluation of the Company's system and the execution of a contract. Another three months to a year may elapse prior to shipment of the CTX 5000 as the customer site is prepared and the CTX 5000 is manufactured. During this period the Company expends substantial funds and management resources but recognizes no associated revenue. See "--Fluctuations in Operating Results."

PUBLIC AGENCY CONTRACT AND BUDGET CONSIDERATIONS

    Substantially all of the Company's customers to date have been public agencies or quasi-public agencies. In contracting with public agencies, the Company is subject to public agency contract requirements which vary from jurisdiction to jurisdiction and which are subject to budgetary processes and expenditure constraints. Budgetary allocations for explosive detection systems are dependent, in part, upon governmental policies which fluctuate from time to time in response to political and other factors, including the public's perception of the threat of commercial airline bombings. Many domestic and foreign government agencies have experienced budget deficits that have led to decreased capital expenditures in certain areas. The Company's results of operations may be subject to substantial period-to-period fluctuations as a result of these and other factors affecting capital spending. A reduction of funding for explosive detection technology deployment could materially and adversely affect the Company's business, financial condition or results of operations. Future sales to public agencies will depend, in part, on the Company's ability to meet public agency contract requirements, certain of which may be onerous or even impossible for the Company to satisfy. In addition, public agency contracts are frequently awarded only after formal competitive bidding processes, which have been and may continue to be protracted, and typically contain provisions that permit cancellation in the event that funds are unavailable to the public agency. There can be no assurance that the Company will be awarded any of the contracts for which its products are bid or, if awarded, that substantial delays or cancellations of purchases will not result from protests initiated by losing bidders.

LIMITED FIELD OPERATIONS; DEPENDENCE ON OPERATOR PERFORMANCE

    As of September 30, 1997, 66 CTX 5000 systems had been shipped to 15 airports in ten countries around the world. A majority of these units were installed since January 1996, and the Company's customers have only limited experience with the operation of the CTX 5000 in high-volume airport operations. Many of the factors necessary to make the overall baggage scanning system a success, such as the CTX 5000's integration with the baggage handling system, ongoing system maintenance and the performance of operators, are beyond the control of the Company. In particular, once the CTX 5000 identifies a threat, the operator must make a determination whether the threat is actual or a false alarm and, therefore, whether or not to allow the bag to continue onto the aircraft. Unsatisfactory performance of operators can lead to reduced efficacy of the CTX 5000. The failure of the CTX 5000 to perform successfully in deployments, whether due to the limited experience of the Company's customers with the CTX 5000, operator error or any other reason, may have an adverse effect on the market's perception of the efficacy of the CTX 5000, which in turn could have a material adverse effect on the Company's business, financial condition or results of operations.

LIMITED MANUFACTURING EXPERIENCE; MANAGEMENT OF GROWTH

    As of September 30, 1997, the Company had produced a total of 66 CTX 5000 systems and had not sustained then current production levels for any significant period of time. As a result of the FAA's recent order of 54 CTX 5000 systems, the Company is in the process of substantially increasing its rate of manufacture of the CTX 5000, which has placed significant demands on the Company's management, working capital and financial and management control systems. Failure to upgrade the Company's operating, management and financial control systems when necessary, or difficulties encountered during such upgrades, could have a material adverse effect on the Company's business, financial condition or results of operations. The success of the increase in production capability will depend in part upon the Company's ability to continue to improve and expand its engineering and technical resources and to attract, retain and motivate key personnel. The failure of the Company to establish such production capability or to increase its revenues sufficiently to compensate for the increase in operating expenses resulting from current or any future expansion would have a material adverse effect on the Company's business, financial condition or results of operations.

    To accommodate the increase in the manufacturing rate, the Company has recently moved to a new, substantially larger, manufacturing facility. The operations of this new facility require the Company to incur substantially larger fixed costs than it has experienced in the past. Failure of the FAA to perform under the

December 1996 purchase contract, or failure to maintain an order rate sufficient to fully utilize this new manufacturing facility, each could have a material adverse effect on the Company's business, financial condition or results of operations.

NO ASSURANCE OF CONTINUED CERTIFICATION; RISK OF CERTIFICATION OF COMPETING TECHNOLOGIES; RISK OF CHANGING STANDARDS

    The FAA has the responsibility for setting and maintaining performance standards for explosive detection systems for all U.S. airlines, both in the United States and abroad. The FAA Final Criteria for Certification of EDS, published in September 1993, requires, among other things, a throughput of 450 bph for an explosive detection system. The Company's CTX 5000 unit currently has been tested by the FAA at less than 450 bph and therefore has not been certified as a single unit. The CTX 5000, when combined in a system consisting of two units, was certified by the FAA in 1994. To date no other EDS has been certified by the FAA. There currently is no requirement that U.S. airlines or airports (or international airlines or airports) deploy FAA-certified explosive detection systems or that U.S. airlines or airports (or most international airlines or airports) deploy explosive detection systems at all. Should the standards be lowered, resulting in other lower priced or higher throughput explosive detection systems becoming certified, or should other competitive systems otherwise become certified, the Company would lose a significant competitive advantage. Under such circumstances, there can be no assurance that the Company's product would be able to compete successfully with these systems. Accordingly, the certification by the FAA of any competing EDS could have a material adverse effect on the Company's business, financial condition or results of operations. In addition, should the FAA increase its certification standards, there can be no assurance that the CTX 5000 would meet such standards.

    The Company intends to continue to modify the CTX 5000 in an effort to make throughput enhancements, cost reductions and other modifications to the CTX 5000 based upon the availability of adequate funds. Any such modifications or updated versions of the CTX 5000 may require FAA approval in order to retain certification or may require re-certification. There can be no assurance that any such modifications will be approved or, if required, certified by the FAA, and the failure to gain approval or certification for such products could have a material adverse effect on the Company's business, financial condition or results of operations. The Company believes that its long-term success will depend in part upon its ability to manufacture an EDS that meets or exceeds the throughput standards of the FAA Final Certification Criteria without being combined with another unit.

COMPETITION FOR FAA GRANTS

    The U.S. Government currently plays an important role in funding the development of EDS technology and sponsoring its deployment in U.S. airports.
As of September 30, 1997, the Company had received $9.2 million from FAA grants and contracts to develop EDS products based on computed tomography technology, and expects to receive an additional $2.5 million for further throughput enhancement and cost reduction activities. The Company is also aware that Lockheed Martin Corporation was awarded a grant of approximately $8.5 million in January 1996 from the FAA, subsequently transferred to its affiliate, L-3, for the design and development of a CT-based EDS over a two-year period. There can be no assurance that additional research and development funds from the FAA will become available in the future or that the Company will receive any such additional funds. Failure by the FAA to continue to sponsor the Company's technology could have a material adverse effect on the Company's business, financial condition or results of operations. In addition, the grant to L-3 and any future grants to the Company's other competitors may improve such competitors' ability to develop and market high detection EDS technology and cause the Company's customers to delay any purchase decisions, which could have a material adverse effect on the Company's ability to market the CTX 5000 and on the Company's business, financial condition or results of operations.

DEPENDENCE ON KEY PERSONNEL

    The Company's performance depends in part on the expertise of certain technical personnel with skills in the disciplines of x-ray physics, image reconstruction and expert systems design. Much of the Company's proprietary technology is known only by certain technical employees and might be unavailable should such individuals leave the Company. In addition, the Company's proprietary technology related to the Quantum QR technology is known only by certain technical employees of Quantum and might be unavailable should such individuals leave the Company. The number of scientists qualified to perform the development required by the Company is extremely limited. The Company also depends on the skills of certain key management personnel. While the Company maintains key-man life insurance for Dr. Sergio Magistri, its President and Chief Executive

Officer, in the amount of $3.0 million, the Company does not maintain key person life insurance for any of its other employees and has employment agreements with only four of its executive officers, which agreements the employees may terminate at will. The Company also has employment agreements with nine of the Quantum key personnel. There can be no assurance that these individuals will continue employment with the Company. The loss of certain key personnel or failure of the Company to attract and retain new key personnel, particularly as the Company seeks to expand, could materially adversely affect the Company's business, financial condition or results of operations.

DEPENDENCE ON PROPRIETARY TECHNOLOGY

    The Company's performance depends in part upon its proprietary technology. In the United States, the Company relies upon patents, copyrights and trade secrets for the protection of the proprietary elements of the CTX 5000 and the Company's CT technology. There can be no assurance, however, that the Company could enforce such patents, trade secrets or copyrights. The Company has two United States patents for automatic concealed object detection systems using a pre-scan stage which expire in the years 2010 and 2011 (the "Patents"). There can be no assurance that the Patents would be effective in preventing CT-based competition. In accordance with certain Federal Acquisition Regulations included in the Company's development contract, dated September 27, 1991, with the FAA (the "FAA R&D Contract"), the U.S. Government has rights to use certain of the Company's proprietary technology developed after the award of the FAA R&D Contract and funded by the FAA R&D Contract. The U.S. Government may use such rights to produce or have produced for the U.S. Government competing products using the Company's CT technology. In the event that the U.S. Government were to exercise these rights, the Company's exclusivity in supplying the U.S. Government with certified CT-based explosive detection systems could be materially adversely affected. In addition, the Company acquired certain patents, trade secrets and copyrights related to the QR technology in connection with the acquisition of Quantum. There can be no assurance, however, that the Company could enforce such patents, trade secrets or copyrights. The inability of the Company to enforce such patents, trade secrets or copyrights could prevent the Company from realizing the benefits it anticipates from the acquisition of Quantum. Further, the Quantum QR technology was developed in part with funds received from the U.S. Government and, as described above, the U.S. Government has certain rights to the use of such QR technology. In the event that the U.S. Government were to exercise these rights, the Company's exclusivity in supplying the U.S. Government with QR-based explosive detection systems could be materially adversely affected.

    The Company generally enters into confidentiality agreements with each of its employees, and on a case-by-case basis enters into similar agreements with distributors, customers, and potential customers. In addition, the Company limits access to distribution of its software, documentation and other proprietary information. There can be no assurance that these agreements will not be breached, that the Company will have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known to or independently developed by others. Outside the United States, the time period for filing foreign counterparts of the Patents has expired, and the Company has not sought or obtained patent protection (except to the extent of licenses held under patents owned by Imatron Inc.) and has relied to date primarily on software copyrights and trade secrets for the protection of its proprietary technology. The absence of a foreign counterparts to the Patents could adversely affect the Company's ability to prevent a competitor from using technology similar to technology used in the CTX 5000. There can be no assurance that the steps taken by the Company to protect its proprietary technology will be adequate or that its competitors will not be able to develop similar, functionally equivalent or superior technology.

    The Company in the past has received, and from time to time in the future may receive, communications from third parties alleging infringements by the Company or one of its suppliers of patents or other intellectual proprietary rights owned by such third parties. There can be no assurance that any infringement claims (or claims for indemnification resulting from infringement claims against third parties, such as customers) will not be asserted against the Company. If the Company's product is found to infringe a patent, a court may grant an injunction to prevent making, selling or using the product in the applicable country. Protracted litigation may be necessary to defend the Company against alleged infringement of others' rights. Irrespective of the validity or success of such claims, defense of such claims could result in significant costs to the Company and the diversion of time and effort by management, either of which by itself could have a material adverse effect on the business, financial condition or results of operations of the Company. Further, adverse determinations in such litigation could result in the Company's loss of proprietary rights, subject the Company to significant liabilities (including treble damages in certain circumstances), or prevent the Company from selling its products. If infringement claims are asserted against the Company, the Company may seek to obtain a license of such third party's intellectual property rights, which may not be available under reasonable terms or at all.
In addition, litigation may be necessary to enforce patents issued to or licensed exclusively to the Company and to protect trade secrets or know-how owned or licensed by the Company and, whether or not the Company is successful in defending such intellectual property, the

Company could incur significant costs and divert considerable management and key technician time and effort with respect to the prosecution of such litigation, either of which by itself could have a material adverse effect on the business, financial condition or results of operations of the Company.

INTERNATIONAL BUSINESS; FLUCTUATION IN EXCHANGE RATES; RISK OF CHANGE IN FOREIGN REGULATIONS

    The Company markets its products to customers outside of the United States and, accordingly, is exposed to the risks of international business operations, including unexpected changes in regulatory requirements, changes in foreign control legislation, possible foreign currency controls, uncertain ability to protect and utilize its intellectual property in foreign jurisdictions, currency exchange rate fluctuations or devaluation, tariffs or other barriers, difficulties in staffing and managing foreign operations, difficulties in obtaining and managing vendors and distributors, and potentially negative tax consequences. International sales are subject to certain inherent risks including tariffs, embargoes and other trade barriers, staffing and operating foreign sales and service operations and collecting accounts receivable. The Company is also subject to risks associated with regulations relating to the import and export of high technology products. The Company cannot predict whether quotas, duties, taxes or other charges or restrictions upon the importation or exportation of the Company's products in the future will be implemented by the United States or any other country. Fluctuations in currency exchange rates could cause the Company's products to become relatively more expensive to customers in a particular country, leading to a reduction in sales or profitability in that country. There can be no assurance that any of these factors will not have a material adverse effect on the Company's business, financial condition or results of operations.

PRODUCT LIABILITY RISKS; RISK OF FAILURE TO DETECT EXPLOSIVES; AVAILABILITY OF INSURANCE

    The Company's business exposes it to potential product liability risks which are inherent in the manufacturing and sale of explosive detection systems. There are many factors beyond the control of the Company that could lead to liability claims, such as the reliability of the customer's operators, the training of the operators after the initial installation and training period, and the maintenance of the units by the customers. For these and other reasons, including software and hardware limitations and malfunctions of the CTX 5000, there can be no assurance that the systems will detect all explosives hidden in the luggage scanned. The Company does not believe that it would be liable for any such claims, but the cost of defending any such claims would be significant and any adverse determination may be in excess of the Company's insurance coverage. Moreover, the failure of the CTX 5000 to detect an explosive would also result in negative publicity which could have a material adverse effect on sales and may cause customers to cancel orders already placed, either of which could have a material adverse effect on the Company's business, financial condition or results of operations. Many of the Company's customers require the Company to maintain insurance at certain levels. The Company currently has product liability insurance in the amount of $150 million. There can be no assurance that additional insurance coverage, if required by customers or otherwise, could be obtained on acceptable terms, if at all.

RISKS ASSOCIATED WITH POTENTIAL ACQUISITIONS

    An element of the Company's strategy is to review acquisition prospects that would complement its existing product offerings, augment its market coverage, enhance its technological capabilities or otherwise offer growth opportunities. Future acquisitions by the Company could result in potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities, and amortization expenses related to goodwill and other intangible assets, any of which could materially adversely affect the Company's business, financial condition or results of operations. Acquisitions entail numerous risks, including difficulties in the assimilation of acquired operations, technologies and products, diversion of management's attention from other business concerns, risks of entering markets in which the Company has no or limited prior experience and potential loss of key employees of acquired organizations. The Company's management has limited experience in assimilating acquired organizations. No assurance can be given as to the ability of the Company to successfully integrate any businesses, products, technologies or personnel that might be acquired in the future, and the failure of the Company to do so could have a material adverse effect on the Company's business, financial condition or results of operations.

RISKS RELATING TO THE ACQUISITION OF QUANTUM

    On September 30, 1997, InVision acquired Quantum in a stock-for-stock merger (the "Merger") pursuant to which Quantum became a wholly-owned subsidiary of InVision. Quantum was founded to develop and commercialize patented and proprietary technology for inspection, detection and analysis of explosives and other materials based on quadrupole resonance ("QR") technology, a form of magnetic resonance. Although the Company believes that the combination of its CT technology with Quantum's QR technology will enhance the ability of the Company to develop and produce products with greater detection capabilities as well as increase throughput and decrease false alarm rates, no assurance can be given that the benefits the Company believes will result from the Merger will be realized, or that if realized will be at the level the Company anticipates. Factors that could inhibit or prevent the realization of the benefits the Company anticipates from the Merger include, but are not limited to, unanticipated difficulties arising in integrating the CT and QR technologies in one product, the QR technology under development may prove to be not as efficacious as currently believed, unanticipated costs arising during the development or production of products incorporating the QR technology, and the development by competitors in the EDS industry of similar QR technologies that compete favorably against those acquired from Quantum.

    In addition, the integration process of rationalizing research programs, computer and accounting systems and other aspects of operations, while operating a larger entity with two locations, presents a significant challenge to the management of the Company. There can be no assurance that the integration process will be successful. The need to dedicate management resources to the integration may detract from the day-to-day operation of the Company's business. There can be no assurance that the Company will be successful in its attempt to integrate the operations of Quantum into the Company, and the failure to do so could have a material adverse effect on the Company's business, financial condition or results of operations. In addition, there can be no assurance that integration of the business of Quantum, even if achieved in an efficient and effective manner, will result in combined results of operations and financial condition superior to what would have been achieved by either InVision or Quantum independently.

CONCENTRATION OF OWNERSHIP; CONTROL BY MANAGEMENT

    As of September 30, 1997, following the closing of the acquisition of Quantum, the Company's principal stockholder, HARAX Holding, S.A. ("HARAX") and its affiliates holds approximately 21.9% of the Company's Common Stock, and the present directors and executive officers of the Company and their affiliates, in the aggregate, beneficially own approximately 11.9% of the outstanding Common Stock, in each case including shares issuable pursuant to stock options exercisable within 60 days of September 30, 1997. Consequently, HARAX together with the Company's directors and executive officers, acting in concert, will have the ability to significantly affect the election of the Company's directors and have a significant effect on the outcome of corporate actions requiring stockholder approval. In addition, HARAX, acting alone, will have the power to significantly affect matters relating to the Company's affairs and business.

ANTI-TAKEOVER PROVISIONS

    The Company's Certificate of Incorporation authorizes the Company's Board of Directors to issue up to five million shares of preferred stock in one or more series, to fix the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued shares of preferred stock, to fix the number of shares constituting any such series, and to fix the designation of any such series, without further vote or action by its stockholders. The rights of the holders of Common Stock will be subject to, and may be materially adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. The Company has no present plans to issue shares of preferred stock. In addition, in the event of certain transactions by which the Company is acquired or becomes controlled by a single investor or group of investors, the Board of Directors pursuant to the Company's Employee Stock Purchase Plan, has discretion to provide that each right to purchase Common Stock will be assumed or an equivalent right substituted by the successor corporation, if any, or the Board may shorten the offering period and provide for all sums collected by payroll deductions to be applied to purchase stock immediately prior to such transaction. Furthermore, the Company's Certificate of Incorporation provides for a staggered board and does not permit stockholder action by written consent, both of which may have the effect of delaying or preventing changes in control or management of the Company. The Company also is subject to the provisions of Section 203 of the Delaware General Corporation Law, which places restrictions on business combinations with certain interested stockholders. The above factors, coupled with the concentration of ownership in the directors and executive officers, could discourage certain types of transactions involving an actual or potential change in control of the Company, including transactions in which the holders of Common Stock might otherwise receive a premium for their shares over then current prices, and may limit the ability of such stockholders to cause or approve transactions which they may deem to be in their best interests, all of which could have a material adverse effect on the market price of the Common Stock offered hereby.

VOLATILITY OF STOCK PRICE

    Since the Company's initial public offering in April 1996, the price of the Company's Common Stock has fluctuated widely. The market price of the shares of Common Stock, like that of the common stock of many other high technology companies, is highly volatile. The Company believes that factors such as the crash of TWA Flight 800, the Gore Commission report, the entering into of the FAA contract for 54 CTX 5000 systems, and the timing and availability of funding for future FAA orders, have greatly affected the fluctuation in the Company's Common Stock trading price. In the future such events, as well as announcements of technological innovations or new products by the Company or its competitors and general market conditions, may have a significant effect on the market price of the Common Stock. In addition, in recent years the stock market in general, and the market for small capitalization stocks in particular, has experienced extreme price fluctuations which have often been unrelated to the operating performance of affected companies. Such fluctuations could adversely affect the market price of the Company's Common Stock.

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS

    Sales of substantial amounts of Common Stock in the public market could have an adverse effect on the trading price of the Common Stock. Based on shares outstanding as of September 30, 1997 following the closing of the acquisition of Quantum, the Company has outstanding approximately 11,882,000 shares of Common Stock. Of such shares outstanding, approximately 7,049,000 shares are freely tradable without restriction or further registration under the Securities Act, unless held by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act, and an additional approximately 429,000 shares are freely tradable subject to the holding period, volume limitations and other restrictions under Rule 145 under the Securities Act, and certain additional restrictions imposed by the contract with certain former holders of Quantum capital stock to meet pooling-of-interests accounting requirements. The remaining approximately 4,404,000 shares of Common Stock outstanding (including the shares offered hereby) are "restricted securities" as that term is defined in Rule 144, and may be sold under Rule 144 subject to the holding period, volume limitations and other restrictions under Rule 144.

    The Company has entered into an agreement with a stockholder pursuant to which 479,318 shares are currently registered for resale under the Securities Act, has entered into an agreement with the Selling Stockholder pursuant to which the 28,538 shares offered hereby are registered for resale under the Securities Act, and has entered into agreements with certain of its stockholders and others pursuant to which such persons have the right to require the Company to register up to an aggregate of 393,940 additional shares of Common Stock for resale under the Securities Act. Of such shares, 213,940 shares are currently outstanding and the remaining 180,000 shares are issuable upon the exercise of currently outstanding warrants.

                                 SELLING STOCKHOLDER

    The following table sets forth certain information regarding the number of shares of Common Stock owned beneficially by the Selling Stockholder as of September 30, 1997 following the closing of the acquisition of Quantum and the number of shares which may be offered pursuant to this Prospectus. This information is based upon information provided by the Selling Stockholder. Because the Selling Stockholder may sell all, some or none of his Common Stock, no definitive estimate as to the number of shares thereof that will be held by the Selling Stockholder after this offering can be provided.

                              SHARES BENEFICIALLY
                                OWNED PRIOR TO
                                 OFFERING (1)               SHARES
                            ---------------------            BEING
NAME                        NUMBER         PERCENT          OFFERED
----                        ------         -------          -------

Fredrick R. Roder.........  28,538          0.2%             28,538


(1) Applicable percentage of ownership at September 30, 1997 is based upon approximately 11,882,000 shares of Common Stock outstanding. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes sole or shared voting or investment power with respect to shares shown as beneficially owned.

    On December 31, 1996 the Company issued 32,000 shares of Common Stock to
Mr. Roder, the Vice President, Federal Systems of the Company, in consideration of all of the outstanding common voting stock of Imatron Federal Systems, Inc. Mr. Roder sold 3,462 of such shares in the Company's May 1997 public offering and is offering the remaining 28,538 shares hereby. The foregoing share issuances have been adjusted to reflect a 2-for-1 Common Stock split in the form of a stock dividend effected on February 7, 1997.


                                 PLAN OF DISTRIBUTION

    The shares of Common Stock offered by the Selling Stockholder may be sold from time to time to purchasers directly by the Selling Stockholder acting as principal for its own account in one or more transactions at a fixed price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Alternatively, the Selling Stockholder may from time to time offer the Common Stock through underwriters, dealers or agents who may receive compensation in the form of underwriting discounts, commissions or concessions from the Selling Stockholder and/or the purchasers of shares for whom they may act as agent. In addition, the shares of Common Stock may be pledged from time to time by the Selling Stockholder to a lender to secure one or more loans, and defaults under that loan or loans may result in the pledgee acquiring title to some or all of the shares and selling them either directly or through underwriters, dealers or agents. Sales may be made on the Nasdaq National Market or in private transactions.

    The Selling Stockholder and any underwriters, dealers, agents or pledgees that participate in the distribution of the Common Stock offered hereby may be deemed to be underwriters within the meaning of the Act and any discounts, commissions or concessions received by them and any provided pursuant to the sale of shares by them might be deemed to be underwriting discounts and commissions under the Act.

    In order to comply with the securities laws of certain states, if applicable, the Common Stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Common Stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

    Pursuant to an agreement with the Selling Stockholder, the Company will pay substantially all of the expenses incident to the offering and sale to the public of the Common Stock offered hereby, other than commissions, concessions and discounts of underwriters, dealers or agents. Such expenses (excluding such commissions and discounts) are estimated to be approximately $10,000.

                                    LEGAL MATTERS

    The validity of the Common Stock offered hereby has been passed upon for the Company by Cooley Godward LLP, Palo Alto, California.


                                       EXPERTS

    The financial statements and schedules appearing in the Company's Annual Report on Form 10-K as amended by Form 10-K/A for the fiscal year ended December 31, 1996, and in the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on October 7, 1997, have been audited by Price Waterhouse LLP, independent accountants, as set forth in their reports thereon included therein and incorporated herein by reference. Such financial statements and schedules are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

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NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDER OR BY ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES OF COMMON STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION TO BUY ANY OF THE SHARES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL OR TO ANY PERSON TO WHOM IT IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                   ______________


                                  TABLE OF CONTENTS
                                                                          PAGE

Available Information. . . . . . . . . . . . . . . . . . . . . . . . . . . .2
Incorporation of Certain Documents by Reference. . . . . . . . . . . . . . .2
Forward Looking Statements . . . . . . . . . . . . . . . . . . . . . . . . .3
The Company. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3
Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3
Selling Stockholder. . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13



                                    28,538 SHARES

                             INVISION TECHNOLOGIES, INC.

                                     COMMON STOCK


                                      __________

                                      PROSPECTUS
                                      __________




                                  DECEMBER   , 1997


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

                                       PART II

                        INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth all expenses payable by the Registrant in connection with the sale of the Common Stock being registered. All the amounts shown are estimates except for the registration fee.

    Registration fee......................................... $   100
    Legal fees and expenses..................................   6,000
    Accounting fees and expenses.............................   2,500
    Miscellaneous............................................   1,400
                                                              -------
         TOTAL............................................... $10,000
                                                              -------
                                                              -------


ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

    Under Section 145 of the Delaware General Corporation Law, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). The Registrant's Bylaws also provide that the Registrant will indemnify its directors and executive officers and may indemnify its other officers, employees and agents to the fullest extent permitted by Delaware law.

    The Registrant's Certificate of Incorporation provides for the elimination of liability for monetary damages for breach of the directors' fiduciary duty of care to the Registrant and its stockholders. These provisions do not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such an injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.


ITEM 16. EXHIBITS

    NUMBER    DESCRIPTION OF DOCUMENT

    5.1       Opinion of Cooley Godward LLP
    23.1      Consent of Price Waterhouse LLP
    23.2      Consent of Cooley Godward LLP.  Reference is made to Exhibit
    24.1      Power of Attorney.  Reference is made to Page II-4.

ITEM 17.  UNDERTAKINGS.

    (a)  The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement.

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                      SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newark, State of California, on November 30, 1997.

                             INVISION TECHNOLOGIES, INC.

                             By:          /S/ SERGIO MAGISTRI
                                  ----------------------------------------
                                             Sergio Magistri
                                     President and Chief Executive Officer
                                       (PRINCIPAL EXECUTIVE OFFICER)

                                  POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Sergio Magistri and Curtis P. DiSibio, and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capabilities and on the dates indicated.

          SIGNATURE                         TITLE                           DATE
          ---------                         -----                           ----
  /s/ Sergio Magistri              President, Chief Executive         November 30, 1997
-----------------------------         Officer and Director
    Sergio Magistri               (PRINCIPAL EXECUTIVE OFFICER)


  /s/ Curtis P. DiSibio
-----------------------------      Vice President and Chief           November 30, 1997
    Curtis P. DiSibio                Financial Officer
                                (PRINCIPAL FINANCIAL AND
                                   ACCOUNTING OFFICER)

  /s/ Douglas P. Boyd
-----------------------------             Director                    November 30, 1997
     Douglas P. Boyd


-----------------------------             Director                    November   , 1997
     Giovanni Lanzara


  /s/ Bruno Trezza
-----------------------------             Director                    November 30, 1997
     Bruno Trezza

                                  INDEX TO EXHIBITS

   EXHIBIT
    NUMBER    DESCRIPTION OF DOCUMENT
    ------    ------------------------
    5.1       Opinion of Cooley Godward LLP
    23.1      Consent of Price Waterhouse LLP
    23.2      Consent of Cooley Godward LLP.  Reference is made to Exhibit
    24.1      Power of Attorney.  Reference is made to Page II-4.